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                                                                    EXHIBIT 8.1



                                October __, 1996



US Order, Inc.
USOCDT Merger Corporation
13873 Park Center Road
Suite 353
Herndon, Virginia  22071

                            Merger of US Order, Inc.
                         Into USOCDT Merger Corporation
                    Certain Federal Income Tax Consequences
                    ---------------------------------------

Ladies and Gentlemen:

          We have acted as counsel to US Order, Inc., a Delaware corporation ("US Order"), in connection with a proposed transaction (the "Reorganization") in which (a) US Order and Colonial Data Technologies, Corp., a Delaware corporation ("Colonial Data"), each will merge into USOCDT Merger Corporation ("Newco"), a recently-formed Delaware corporation owned equally by US Order and Colonial Data, and (b) the shareholders of US Order and the shareholders of Colonial Data will become the shareholders of Newco.

          In the merger of US Order into Newco (the "US Order Merger"), each outstanding share of US Order common stock is to be converted into one share of Newco common stock. US Order common stock is the only class of US Order stock outstanding. Simultaneously with the US Order Merger, Colonial Data will be merged into Newco (the "Colonial Data Merger"). In the Colonial Data Merger, shareholders of Colonial Data will receive one share of Newco common stock in exchange for each share of Colonial Data common stock. Neither US Order shareholders nor Colonial Data shareholders are entitled to dissenter's rights with respect to either the US Order Merger or the Colonial Data Merger.

          In both the US Order Merger and the Colonial Data Merger, each outstanding warrant or option, whether vested or unvested, to purchase US Order common stock or Colonial Data common stock, as applicable, shall become an option to acquire, on the same terms and conditions as were applicable under such warrant or option, the same number of shares of Newco common stock as the holder would have been entitled to receive had he exercised
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US Order, Inc.
Newco Corporation
October __, 1996
Page 2


such warrant or option prior to the US Order Merger or Colonial Data Merger.

          You have requested our opinion concerning certain federal income tax consequences relating to the US Order Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization dated as of August 5, 1996, the Form S-4 Registration Statement under the Securities Act of 1933 relating to the Reorganization (the "S-4"), and such other documents as we have considered necessary. In addition, we have assumed the following:

          1. The fair market value of the Newco common stock received by a US Order shareholder in exchange for US Order common stock will be approximately equal to the fair market value of the US Order common stock surrendered in the exchange.

          2. None of the compensation received by any shareholder-employee of US Order will be separate consideration for, or allocable to, any shares of US Order common stock; none of the shares of Newco common stock received by any shareholder-employee in the US Order Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          3. No share of US Order common stock has been or will be redeemed in anticipation of the US Order Merger, and US Order has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the US Order Merger.

          4. Newco has no plan or intention to reacquire any of its stock issued in the US Order Merger or to make any extraordinary distribution with respect to such stock.

          5. There is no plan or intention by US Order shareholders to sell, exchange, or otherwise dispose of a number of shares of Newco common stock received in the US Order Merger that would reduce the US Order shareholders' ownership of Newco common stock to a number of shares having a fair market value, as of the effective date of the US Order Merger, of less than 50 percent of the fair market value of all the formerly outstanding US Order common stock (excluding any shares of US Order common stock issued in anticipation of the US Order Merger) as of the same date. Moreover, shares of US Order common stock sold, redeemed, or otherwise disposed of before the US Order Merger are considered in making the above determination.
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US Order, Inc.
Newco Corporation
October __, 1996
Page 3


          6. The liabilities of US Order that will be assumed by Newco and the liabilities, if any, to which assets of US Order are subject were incurred by US Order in the ordinary course of business.

          7. On the effective date of the US Order Merger, each of the total adjusted federal income tax basis and the fair market value of US Order's assets will exceed the sum of its liabilities plus the amount of liabilities, if any, to which its assets are subject.

          8.   There is no intercorporate indebtedness existing between
(a) Colonial Data or any subsidiary of Colonial Data and (b) US Order or any subsidiary of US Order.

          9. Following the US Order Merger, Newco will continue the historic business of US Order or use a significant portion of US Order's historic business assets in a business.

          10. Newco has no plan or intention to sell or otherwise dispose of any of the assets of US Order acquired in the US Order Merger, except for dispositions made in the ordinary course of business.

          11.  Neither Newco, Colonial Data, nor any subsidiary of Colonial Data
(a) has transferred or will transfer cash or other property to US Order or any subsidiary of US Order for less than fair market value consideration in anticipation of the US Order Merger or (b) has made or will make any loan to US Order or any subsidiary of US Order in anticipation of the US Order Merger.

          12. Newco, US Order, and the shareholders of US Order will pay their respective expenses, if any, incurred in connection with the US Order Merger.

          13. For each of Newco and US Order, less than 50 percent of the fair market value of its total assets consists of stock and securities, or less than 80 percent of the fair market value of its total assets consists of assets held for investment. For purposes of the preceding sentence, (a) total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities; (b) a corporation's total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary;
(c) the term "securities" includes among
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US Order, Inc.
Newco Corporation
October __, 1996
Page 4


other things (A) partnership interests other than interests held as a managing general partner and (B) fractional undivided interests in mineral rights; and
(d) an asset is held for investment if it is held primarily for gain from appreciation in value and/or for the production of passive income (including royalties, rents, dividends, and interest).

          14. At all times during the five-year period ending on the effective date of the US Order Merger, the fair market value of all of US Order's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests,
(b) its interests in real property located outside the United States, and
(c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) US Order is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which US Order is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by US Order, in the case of a first-tier subsidiary of US Order, or by a controlled corporation, in the case of a lower-tier subsidiary.

          15. Any shares of Newco common stock received in exchange for shares of US Order common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Internal Revenue Code (the "Code") will be subject to substantially the same risk of forfeiture.

          16. No outstanding US Order common stock, if any, acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the US Order Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an
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US Order, Inc.
Newco Corporation
October __, 1996
Page 5


option granted more than six months before the effective date of the US Order Merger.

          17. Newco has not acquired, nor will it acquire, any shares of US Order common stock in anticipation of the US Order Merger.

          18. US Order has not filed, nor does it hold any asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

          19. US Order is not a party to, nor does it hold any asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

          On the basis of the foregoing, and assuming that (a) with respect to any nonresident alien or foreign entity that is or within the last five years has been a more-than-five-percent shareholder of US Order, US Order (or Newco as successor to US Order) will comply with all applicable statement and notification requirements of Treasury Regulation (S) 1.897-2(g) & (h), and (b) the US Order Merger will be consummated in accordance with the Plan of Merger (as defined in the Agreement and Plan of Reorganization), we are of the opinion that (under existing law) for federal income tax purposes:

          1. The US Order Merger will be a "reorganization" within the meaning of section 368(a)(1)(A) of the Code, and Newco and US Order each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

          2. Newco will not recognize gain or loss on the acquisition of US Order's assets in the US Order Merger in exchange for Newco common stock and the assumption of US Order's liabilities.

          3. US Order will not recognize gain or loss (a) on the transfer of its assets to Newco in the US Order Merger in exchange for Newco common stock and the assumption of US Order's liabilities or (b) on the constructive distribution of Newco common stock to US Order shareholders.

          4. A US Order shareholder will not recognize gain or loss on the exchange of shares of US Order common stock for shares of Newco common stock in the US Order Merger.

          5. The aggregate basis of shares of Newco common stock received by a US Order shareholder in the US Order Merger will be
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US Order, Inc.
Newco Corporation
October __, 1996
Page 6


the same as the aggregate basis of the shares of US Order common stock exchanged therefor.

          6. The holding period for the shares of Newco common stock received by a US Order shareholder in the US Order Merger will include the holding period for the shares of US Order common stock exchanged therefor, if such shares of US Order common stock are held as a capital asset on the effective date of the US Order Merger.

          We are also of the opinion that the federal income tax consequences of the US Order Merger are fairly summarized in the S-4 under the headings
"Summary -- Certain Federal Income Tax Consequences" and "Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                     Very truly yours,

                                     HUNTON & WILLIAMS